CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 25, 2022, with respect to the financial statements of vitaCare Prescription Services, Inc. for the year ended December 31, 2021 included in the Current Report on Form 8-K/A of GoodRx Holdings, Inc. dated June 28, 2022. We consent to the incorporation by reference of said report in the Registration Statements of GoodRx Holdings, Inc. on Forms S-8 (No. 333-263118, No. 333-254184, and No. 333-249069).

/s/ GRANT THORNTON LLP

Miami, Florida

June 28, 2022